Exhibit 10.25

4/28/04

AMENDMENT TO OUTSOURCING AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Outsourcing Agreement dated July 1, 1999, as amended, by and between First Midwest Bancorp, Inc. (“Customer”), and Marshall & Ilsley Corporation, acting through its division, M&I Data Services (the “Agreement”). Subsequent to the effective date of the Agreement, Marshall & Ilsley Corporation assigned the Agreement to Metavante Corporation (“Metavante”), which assumed all of the rights and obligations of Marshall & Ilsley Corporation under the Agreement. This Amendment is made as of this      day of             , 2004 (the “Effective Date”), by and between the undersigned parties, and does hereby alter, amend and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement. All other terms and conditions contained in the Agreement shall continue in full force and effect. Except as set forth herein, all capitalized terms not defined herein shall have the same meaning given to them in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

Amendment to the Agreement.

1.	Services. All Services provided under the Agreement from and after the Effective Date of this Amendment are defined in Exhibit A attached hereto and made a part hereof. All Services shall be performed in accordance with the terms of this Amendment and all documentation published by Metavante describing such Services. In the event that the parties mutually agree upon additional Services or modifications to existing Services, the parties shall execute an amendment to the Agreement detailing the scope of the additional Services, related specifications and warranties, pricing terms, and any other terms relevant to such additional Services. All new Services shall be performed in accordance with the documentation published by Metavante describing such Services except to the extent the applicable amendment specifies other standards.

2.	Fees. Schedule 8.1 of the Agreement and all previous amendments to the Agreement pertaining to fees are hereby amended, superseded and replaced by the Fee Schedule attached hereto as Exhibit B. Notwithstanding anything to the contrary in the Agreement, the prices and rates specified in the Fee Schedule shall apply effective as set forth in Exhibit B through the remainder of the Term of the Agreement.

3.	Pursuant to Section 1.2 JJ, “Term” and Section 2.1, Initial Term, of the Agreement, the parties hereby agree that the Agreement shall be extended to June 30, 2014, unless earlier terminated pursuant to the terms of the Agreement (as amended).

4.	Section 18.1, Account Representatives, shall be deleted in its entirety.

5.	Section 22.20, IBS Software Purchase, shall be deleted in its entirety.

6.	Exhibit D, Special Considerations, attached hereto and made a part hereof, shall be added as a new schedule to the Agreement.

7.	Schedule 11.1, Termination Fee Schedule, of the Agreement is hereby deleted in its entirety and replaced with the Termination Fee Schedule attached as Exhibit E hereto.

8.	Schedule 9.1 of the Agreement, and any amendments thereto, is hereby deleted in its entirety and replaced by the Master Service Level Schedule attached as Exhibit F hereto.

9.	The “ARGO Solution” is defined as all functionality comprising the ARGO Suite as of the date of this Amendment, as well as additional functionality released by ARGO in the future if made a part of the Suite.

10.	Customer desires to receive and Metavante agrees to provide Wealth Management Services, as more fully described on the attached Exhibit G. Customer agrees to pay Metavante for the Wealth Management Services in accordance with Exhibit G2 attached. Notwithstanding anything to the contrary, Customer shall only be required to receive Wealth Management Services for a term of three (3) years from the initial date of receipt of the Wealth Management Services.

© 2003, Metavante Corporation	1

Further, any agreement Customer shall have with its customers with regard to these Services, shall include the language attached as Exhibit G3.

Confidential Treatment. Customer understands and agrees that information set forth in the Exhibits to this Amendment contains Confidential Information of Metavante. Therefore, Customer agrees as follows:

a. Customer shall not file the Agreement or this Amendment with the U.S. Securities and Exchange Commission (the “SEC”) unless such filing is required under Item 601 of Regulation S-K.

b. In the event that this Amendment must be filed by Customer with the SEC under Regulation S-K, Customer shall take all actions necessary to obtain confidential treatment of the Exhibits to this Amendment in accordance with Rule 406 under the Securities Act of 1933. Specifically, and without limitation, Customer shall omit the Exhibits from the material filed with the SEC and, in lieu thereof, shall indicate in the appropriate place in the material filed that the confidential information has been so omitted and filed separately with the SEC. Customer shall file the Exhibits separately in accordance with the requirements of Rule 406 to maintain the confidentiality of the documents, and file an application making an objection to the disclosure of these materials. If the SEC denies the application, Customer will seek review of the decision under Rule 431.

New Services. Any Services requested by Customer, which are not specifically priced as of the date of this Amendment shall be considered New Services, and will be charged according to Metavante’s then current prices, unless otherwise agreed to by the parties.

Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

Binding Agreement. The parties hereto acknowledge that each has read this Amendment, understands it, and agrees to be bound by its terms and conditions as stated herein.

Miscellaneous. Capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

IN WITNESS HEREOF, the parties hereto, through their duly authorized officers and agents, hereby execute this Amendment on the date before written.

METAVANTE CORPORATION (“Metavante”)

By:
Name:	Paul T. Danola
Title:	Executive Vice President
Financial Technology Services and Wealth Management

By:
Name:	James R. Geschke
Title:	Senior Vice President and General Manager
Financial Technology Services and Customer Relationship Management

FIRST MIDWEST BANCORP, INC. (“Customer”)

By:
Name:	KENT S. BELASCO
Title:	EVP/CIO

© 2003, Metavante Corporation	2

EXHIBIT A

SERVICES SCHEDULE

THE APPLICATIONS/SERVICES LISTED IN THIS SCHEDULE MAY POSSESS ADDITIONAL FEATURES AND FUNCTIONS WHICH HAVE NOT BEEN REQUESTED BY CUSTOMER AS PART OF THE INITIAL SERVICES. DURING THE TERM OF THIS AGREEMENT, FUTURE PRODUCT DEVELOPMENT WILL LIKELY CREATE ADDITIONAL FEATURES AND FUNCTIONS NOT CONTEMPLATED BY THIS AGREEMENT. IF THE FEES FOR ADDITIONAL OR FUTURE FEATURES/FUNCTIONS ARE PRICED SEPARATELY, THEN SUCH FEES SHALL BE NEGOTIATED BY THE PARTIES. IF FEES FOR ADDITIONAL OR FUTURE FEATURES/FUNCTIONS ARE NOT PRICED SEPARATELY, THEN SUCH FEES SHALL BE INCLUDED AT THE RATES INCLUDED IN THE AGREEMENT.

Services Included in the Monthly Base Fee:

INTEGRATED BANKING SYSTEM

Deposit Suite	Financial Control (General Ledger) System
Demand Deposit Accounts	Base Fee
NOW Accounts	Detail accounts
Money Market Accounts	Transactions
Statement Savings Accounts	Control totals
Passbook Savings Accounts	Consolidating transactions
Certificates of Deposit	On-line account inquiry and transaction history
Repurchase Agreements
Retirement Processing	Currency Transaction Reporting
Exception Processing	Forms Created on Mag Tape
Online Check Ordering
New Account Verification	IRS Reporting
Interest and Service Charge Processing
Combined Statements	Account Analysis
Overdraft Protection
Kiting Detection	ACH Origination and Receiving Transmissions &
CSF Laser Printed Statements	Transactions
Standard Reports and Notices
Automated Transfers to Other Metavante Applications
Loan Servicing	(Integrated Funds Management System)
Consumer Notes
Commercial Notes	Customer Information System
Real Estate / Mortgage Notes	Customers
Floor Plans	Households
Revolving Credit	Accounts
Checks	Combined Statements
Coupon Book Orders
Escrow Analysis	Safe Deposit System
Escrow Tax/Insurance
Investor Reporting	National Change of Address / Zip + 4 Automatic
Letter Writer	Maintenance
Note Pad
Tickler	Online Services
CSF Laser Printed Statements
Standard Reports and Notices	Download to Third Party Optical System (if Starview is not
retained)
Operations Desktop
LaserPro Interface Maintenance
Exceptions Desktop
Remote Data Transmissions

© 2003, Metavante Corporation	3

Online Collections System	Inbound Transmissions for Item Processing

Account Reconciliation

Plan 1, Plan 3, Plan 9

Test/Training Bank

FinancialConnect Transactions related to an ARGO or other third party front-end

Treasury Connect, Balance Reporting, EDI, MIS

Money Talks

As part of the monthly base fee, Metavante will set aside $8333.33/month for prepaid professional services. The dollar amount may be applied to any professional services supplied by Metavante, including but not limited to, professional services, consulting, customization, or user education. Such services shall be completed either under a Work Request or under a Statement of Work related to the Professional Services Agreement dated June 9, 2000, between the parties. These fees may also be applied to individual items that are negotiated by the parties in the future. These fees may not be used to lower the monthly base fee.
Cash Manager

Teller Transactions

Starview

Network Solution (LU Fees only)

Services Not Included in the Monthly Base Fee:

Third Party Feeds to CIS	Business Internet Banking
Base Package Customers
Enterprise Contact Management Hosting Fees	Base Package Customers with Optional Services
License Fee	Web Cash Concentration

Teller/Platform	EFT/Card Processing Services
BankerInsight and TellerInsight Software Maintenance/ Support	Card Management Switch/ Routing
Credit Revenue?	Terminal Support Debit Card Processing
Information Desktop/ Data Warehouse	Network Fees PRISM Fraud Management
Business Intelligence Center	Custom Card Personalization
Data Storage of Accounts	Compliance Fees
Transactions
Subscription Fees	Card Personalization and Fulfillment
Asset Liability Management Interface
Call Report Interface	On Us Fraud by Carreker

Consumer Internet Banking
Banking Only Customers
Bill Pay Customers
Bill Payments

© 2003, Metavante Corporation	4

EXHIBIT B

FEES

Financial Accounts Processing Fees:

Fees below are effective July 1, 2004

Prices subject to annual increase of 2.0% except where indicated. First increase effective January 1, 2006.

All fees are monthly unless otherwise indicated.

	Fee
Integrated Banking System
Monthly Base Fee	$120,000
Includes various services (see included services document)

Growth Pricing:
Open/Closed Deposit accounts & Open/Paid Loan notes
1 – 700,000	included
700,001 - 900,000	$0.19	per account/note
>900,000	$0.04	per account/note

Financial Control (General Ledger)
1- 23,000	included
> 23,000	$0.05	per account

Account Analysis
1 – 22,000	included
> 22,000	$0.05	per account

Financial Connectware Transaction
Argo solution functionality present in the current releases and for new functionality added in the future.		No fee

If First Midwest chooses another third-party platform solution over Argo, transaction activity equal to the Metavante proposed solution of TI, BI, and ECM		No fee

Host Connect (One Source)
Transfer Connect for Appro, Shared
VRU for Card Activation; New
Applications (not part of an Argo solution)
0-600,000		No fee
600,001 to 1,000,000	$0.005	per transaction
> 1,000,000	$0.002	per transaction

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ACH Originating/Receiving Transactions
0 - 700,000	included
> 700,000	$0.005	per transaction

Cash Manager Investment Accounts
0 - 135	included
> 135	$9.75	per account

Money Talks Transactions
0 - 375,000	included
> 375,000	$0.012	per transaction

Transmissions
POD/Bulk file/Exc BF//Statement Fine Sort/DDA/GL	included
Special Data and all other	$8.00	per transmission

Tape Processing
Insurance and Credit Bureau Tapes	included
Master file unload tapes	$20.00	per tape

On-Us Fraud Detection (Carreker)	$0.0005	per item

Business Intelligence Center[1]
User Fees
Casual User
1 - 50 Users	$7.00	per user
> 50 Users	$6.00	per user
Advanced User
1 - 150 Users	$16.00	per user
> 150 Users	$14.00	per user
Casual Report Creator	$40.00	per user
Advanced Report Creator	$165.00	per user

Dimensional Data Warehouse Hosting/Support/Maintenance
Accounts*
1 - 1,750,000	$0.022	per account
1,750,001 - 2,500,000	$0.019	per account
> 2,500,000	$0.005	per account
* Account volume includes deposit, GL, account analysis, internet banking, credit card, trust, and Cardbase accounts; CIS customers, loan notes, and potential other third party accounts.

Transactions	included

© 2003, Metavante Corporation	6

Concurrent Information Products/BIC
User and Hosting Fees
First 12 months after implementation	included
>12 months	$10,000	per month
[1] Note: Current Information Products pricing applies until 7/1/04 or conversion date, whichever is later. There will be no price increase for BIC the new contract term.

TellerInsight[2]
License Fees	amortized
1 - 70 locations	$2,500.00	per location - one time fee
71 - 100 locations	$2,000.00	per location - one time fee
> 100 locations

Support/ Maintenance/Usage
1 - 70 locations	$100.00	per location
> 70 locations	$75.00	per location

[2]

First Midwest is eligible for a monthly credit of $8,333.33 for a maximum of 60 months. The credit will be given only if First Midwest installs TellerInsight, and will applied to the monthly invoice beginning the first month after the installation is completed. PCTeller will be supported through 12/31/2005, unless otherwise agreed to by both parties on terms to extend the support.

Internet Banking Services	7/04 6/30/09

Fees are effective July 1, 2004. Fees for Internet Banking

Services are not subject to annual price increase.

All prices are monthly unless otherwise indicated.

Consumer Internet Banking	Fees
CIB Only Users (price includes end user support)
1 - 7,500	1.75	per user
7,501 - 15,000	1.50	per user
15,001 - 35,000	1.25	per user
> 35,000	0.30	per user

CIB Plus Bill Payment Users (price includes end user support)
1 - 7,500	2.75	per user
7,501 - 25,000	2.25	per user
> 25,000	1.00	per user

Bill Payment Transactions
1 - 20,000	0.35	per transaction
20,001 - 75,000	0.32	per transaction
> 75,000	0.17	per transaction

© 2003, Metavante Corporation	7

Business Internet Banking Services, Fees and Charges

A. One-Time Implementation Fees

Business Internet Banking Standard Services Package includes
•Bank Administration/Bank Mail	N/A—Already Installed
•Basic Account Reporting (4 summary fields)
•Standard Account Reporting (6 summary fields)
•Premium Account Reporting (10 summary fields)
•Book and Express Account Transfers
•Stop Payment
•ACH Payments & Collections
•File Upload
•Pay-Anyone Bill Payment

Business Internet Banking Additional Optional Services
•*WebConnect for Quicken & Quickbooks	$1,500
•Loan Reporting, Payments, and Advances	$2,000 for First Midwest
•ACH Federal Tax Payments	$1,500—waived for First Midwest
•Free-Form Wire Transfer	$1,500
•Special Reports File Download	$2,500 (per report)
•Client Billing Module	$3,500 for First Midwest
•Check Imaging	Installation Fee of $7,500 includes all MVNT applications offering Check Image Access

*	Additional Fees and separate agreement, for both Quicken and Quickbooks, with Intuit will apply
**	Additional Professional Services fees will apply if an online interface is required.
***	Professional Services fees may apply depending upon data source and format.

B. Monthly End User Fees	NOT USING

*

Basic Business End User Fee
•Basic Account Reporting (4 summary fields)	$6.50
•Unlimited Detail Records
•Book & Express Account Transfers
•Unlimited Stop Payments
•Bill Payment	Includes up to 2 accounts
3
Micro Business End User Fee
•Basic Account Reporting (six summary fields)	$8.00
•Unlimited Detail Records
•Book & Express Account Transfers
•Unlimited Stop Payments
•ACH Payments & Collections
•ACH File Upload
•Bill Payment	Includes up to 3 accounts

© 2003, Metavante Corporation	8

Small Business End User Fee
•Standard Account Reporting (up to 6 summary fields)	$9.50
•Unlimited Detail Records
•Book and Express Account Transfers
•Unlimited Stop Payments
•Bill Payment
•Wire Transfers—Ticket Print (Repetitive & Free-Form)
•ACH Payments & Collections (including Fed Tax Payments)	Includes up to 7 accounts
•File Upload	$3.00 per account over 7

Midsize Business End User Fee
•Premium Account Reporting (up to 10 summary fields)	$25.00
•Unlimited Detail Records
•Book & Express Account Transfers
•Unlimited Stop Payments
•Bill Payment
•Wire Transfer—Ticket Print (Repetitive & Free Form)
•ACH Payments & Collections (including Fed Tax Payments)
•ACH File Upload Includes unlimited file uploads and no per item fees per file	Includes up to 15 accounts $3.00 per account over 15

Additional End User Services and Fees
•Special Reports Download—if installed (available in Micro, Small Business, and Midsize Business packages) Includes unlimited downloads	N/C
•WebConnect for Quickbooks—if installed (available in Micro, Small Business, and Midsize Business packages)	N/C
•Loan Reporting, Payments, and Advances (available in Micro, Small Business, and Midsize Business packages) Unlimited payments and	N/C
•Check Image Retrieval—if installed (available in Micro, Small Business, and Midsize Business packages)	N/C
•End User Support Fee (optional)—7:00 a.m. to 7:00 p.m.	$2.75 per month per user

© 2003, Metavante Corporation	9

Transaction Fees
•ACH Payment or Collection	$0.05/ Item
•ACH Addenda Record	$0.02 / Item
•Wire Transfer	$1.00 / Wire
•Bill Payment	$0.33 / Payment

Other Service Fees
Fulfillment
•Fulfillment Kit	$10.00/ Customer
•Re-distribution Fee	Cost + 10%
•Returned for Bad Address	Cost + 10%
•International	Cost + 10%
Billing
•Client Billing Monthly Maintenance—if installed (Direct Debit or upload to Account Analysis system)	$150.00/ month
•Detail Bank Billing Invoice on Paper	$1.00 / page
•Automatic Transmission Electronic Invoice Detail File	$50.00 / month
•Manual Transmission Electronic Invoice Detail File	$200.00 / month
•Add/Change Billing Information	$150.00 / hour
ACH & Wire
•Add New ACH Batch or Change Existing ACH Batch Configuration	$150.00 / hour
Bill Payment
•Bill Payment Check Photocopy	$3.00 / copy
•Bill Payment Stop Payment Request	$15.00 / request
•Bill Payment NSF Returned Item Fee	$15.00 / item
Check Imaging
•Annual Maintenance	$500.00 per block of 10,000 image requests per bank per month.
Other
•Add’l Special Reports Download Setup	$2,500.00 / report
•BAI Code Changes	$150.00 / hour
•BAI File Backout	$50.00 / request
•Bank Profile Changes	$150.00 / hour
•End User Setup / Change	$50.00 / hour
•Enable Deleted User	$20.00 / user
•Restore Deleted User Data	$50.00 / user
•Customer Data Backout	$150.00 / hour
•Customer Data Restore	$150.00 / hour
•SSL Website Registration	$1,000.00 / year

Services Requiring Custom Professional Services Quote
•Online Interface to Customer’s Wire Transfer System
•Customization not included in Current Branding
•Custom Product Demo
•Conversion of Existing Client Base to MVNT Business Internet Banking

© 2003, Metavante Corporation	10

EFD FEES

Fees are effective July 1, 2004

Fees are not subject to annual increase.

All fees are monthly unless otherwise indicated.

EFT and Card Services		Rate

Terminal Management
ATM Terminal Support		30.00	per terminal
Dial ATM Terminal Support		30.00	per terminal
Dial ATM Terminal Cost		0.055	per transaction
ATM Surcharging Terminal Support		Waived

Card Management
Card Management Base Fee (Includes CMSe)		175.00	per institution
Cardholder Account Fee		0.020	per cardholder account
Debit Card Account Fee		Waived
Card Account File (CAF)		Waived
Online cardholder verification		Waived
Card activation fee		Waived
Chargebacks/requests for copies		Waived

Transaction Processing
Transaction Switch/Route Fee	1-1,000,000	0.0090	per transaction
	1,000,001 - 2,000,000	0.0080	per transaction
	>2,000,000	0.0050	per transaction

ATM/POS (Pin) Authorization Fee	1-1,000,000	0.0300	per authorization
	1,000,001 - 2,000,000	0.0280	per authorization
	>2,000,000	0.0200	per authorization

Debit POS (Signature) Authorization Fee	1-1,000,000	0.0450	per authorization
	1,000,001 - 2,000,000	0.0430	per authorization
	2,000,001 - 4,000,000	0.0410	per authorization
	>4,000,000	0.0200	per authorization

Debit POS (Signature) Settle Fee		Waived	per settled transaction

© 2003, Metavante Corporation	11

PRISM Neural Network Support (Fraud Management):
PRISM Account Fee		Waived
PRISM Authorization Scoring Fee	1-2,000,000	0.007	per authorized transaction
	2,000,001 - 4,000,000	0.006	per authorized transaction
	>4,000,000	0.002	per authorized transaction

Verified by Visa
One time Debit Card Startup		200.000	per institution
Web Site Hosting Fee		Waived	per institution
User Fee-Registration Fee		0.075	per card
Authentication Fee		0.010	per attempt
Customer Support		included

Card Personalization
Generis ATM & Debit Card Program*
Per Order Submission Fee		Waived	per order per card type
Card Production-ATM Cards		0.60	per card
Card Production-Standard Debit Cards		0.75	per card
PINS/Pre-/Post-Mailers		0.25	per Pin
Standard Card Carrier - Debit		0.13	per carrier
Standard Card Carrier - ATM		0.13	per carrier
Standard Activation Label - Visa		Waived	per label

Additional/Optional Services
Add for Thermal Print Second Side		0.05	per side
Duplex Carrier Print		0.05	per form
Customer Card Carrier Setup Fee		5.00	per issuer ID/program
Custom Activation Label Setup Fee		5.00	per issuer ID/program
Custom Activation Label		0.05	per card
Insert Setup Fee		5.00	per issuer ID/program
Insert		Waived	per insert
Envelopes		0.06	per envelope
CVC/CVV/Indent Print on Back of Card		0.05	per card
Indent Print Front of Card		0.05	per card
Postage		Actual

© 2003, Metavante Corporation	12

Special Services
Emergency Cards	10.00	per card
Expedited Card	Waived	per card
Pull & Destroy	Waived	per card
Pull & Re-address	Waived	per card
Pull & Overnight	Waived	per card
Recovered Card Processing	10.00	per card

Network Services
On-Line Host Interface (applies to non core processing clients)	500.00	per interface
Metavante Network Admin Fee	75.00	per institution
Plus/Cirrus Duality Fee	75.00	per network
Regional Network Fee - EDS/ Cash	Waived
Regional Network Fee - ITS	Waived
Telecommunication	Quote

Other Services
Web Based Adjustment	Waived	per adjustment
Debit Card Compliance/Processing Fee ($500 max.)	Waived
Debit Card Lost/Stolen Reports by Metavante	8.25	per account
Activity/ Balance File Transmission Fee	Waived	per transmission

* Custom ATM & Debit Card Programs Available	Quote

Note: New services will be billed according to the then current price.

© 2003, Metavante Corporation	13

All Other Services

Metavante Corporation

Price Schedule

Prepared for: First Midwest Bancorp

Rate

Miscellaneous Services

Programming Services	25% discount off then current price

Services Continuity	$1,250.00		per month

EFT/Card Services

VISA processing guarantee fee		pass through
VISA key merchant incentive		pass through
VISA compliance fee		pass through

Other Services

Router maintenance		pass through
Treasury Connection network access (MWAN)		pass through
Sales tax		pass through
Mail		pass through
UPS		pass through

Optional Services[1]

Rate

Enterprise Contact Management

One Time Fees
Enterprise License Fee for up to 70 locations		No charge

Professional Services (includes project management, business consulting, customization, solution acceptance, train-the-trainer, and post implementation business consulting follow-up)		$ 105,000

Fee subject to change based on additional due diligence and changes to FMB organization after 1/1/04

© 2003, Metavante Corporation	14

Monthly Fees
Hosting/Maintenance/Support for up to 70 locations	$35,000	per month

Additional Locations
License Fee	$12,500	per additional location
Hosting/Maintenance/Support	$400	per add’l location per month

BankerInsight

One Time Fees
Enterprise License Fee for up to 71 locations (banking offices+call center)	No charge

Implementation//Customization - Deposits only	$150,000
Fee subject to change based on additional due diligence and changes to FMB organization after 1/1/04.

Monthly Fees
Hosting/Maintenance/Support for up to 71 locations	$12,500	per month

Additional Locations
License Fee	$10,000	per additional location
Hosting/ Maintenance/Support	$125	per add’l location per month

[1]	Prices valid for 90 days from contract signing date.

© 2003, Metavante Corporation	15

EXHIBIT D

SPECIAL CONSIDERATIONS

The following Special Considerations have been mutually agreed to by the parties and do hereby alter, amend and modify the Agreement and supersede and take precedence over any conflicting provisions contained in the Agreement. All other terms and conditions contained in the Agreement shall continue in full force and effect.

1.	Cornerstone Services. The parties have agreed that the final terms and pricing as set forth herein shall be treated as strictly confidential and shall not be made available to any member of the staff of Cornerstone Services.

1.	Control of Information

The Business Intelligence Center (“BIC”) offers a vendor-independent financial services model to enable clients to use data warehouse to gain more insight into their business performance. The Business Intelligence Center can be used as a competitive differentiator, allowing clients to perform more complex analysis, track progress against goals, and use the resulting insight to develop and modify pricing, promotion, and performance strategies. This model leverages open data integration capabilities and industry-leading business intelligence tools that have the flexibility to meet a wide variety of end users.

The BIC solution utilizes tools from Business Objects of America to enable more users within a financial institution to take advantage of data analysis either as a casual user, a manager making key business decisions, or a power user responsible for more complex execution of analytic functions. The tools also give the ability to bring in data from non-Metavante systems for analysis.

i.	The BIC solution has many options for installation that allows Customer total ownership of all their information. Further due diligence would help Metavante understand the business requirements under which Customer makes this request. Upon completion of the due diligence, Metavante would present its recommendations. There are multiple scenarios possible ranging from a download of information from the BIC databases to physically housing portions of the database at Customer’s location.

ii.	Metavante will provide a copy of the BIC data dictionary upon request to illustrate the types of data currently available.

iii.	Today, the BIC receives sales session information from BankerInsight, and teller transactions and electronic journal information from TellerInsight. The Metavante professional services team is available to build the integration capabilities to other platform systems such as ARGO. This would be included as part of the 10,000-hour commitment made previously.

iv.	Today, Metavante provides daily and monthly refreshes of data in a nightly batch load process. In addition, for some clients who maintain their own universes, Metavante provides a monthly update of the universes that incorporates any maintenance, and enhancement changes it has made over the course of the month. Once all deployment requirements of Customer are defined, Metavante can provide further detail on formats and other requirements that would be unique to their environment.

v.	Hardware, software, database and other requirements will be provided in further discussion once all requirements for deployment are understood.

vi.	The support model is contingent upon the deployment option chosen. Upon further due diligence to define the deployment option, Metavante would propose a recommendation for support that may include preparation and delivery of the data, troubleshooting issues, and user education regarding the data structures.

2.	Buyout Options (Customer)

See Exhibit E attached hereto and made a part hereof.

3.	Product/Functionality Delivery Schedules

Browser access to Deposits, Loans (Operational Desktop equivalent), and CIS will be available 3rd Quarter 2004. Additional functionality is planned for Phase II. The delivery schedule for Phase II has not been finalized, but the date would be available within 60-days of contract signing.

© 2003, Metavante Corporation	16

TellerInsight is available now with a new release coming in January 2004. A conversion request may be submitted as usual.

Metavante will use its best efforts to provide planned release schedules for any product described in the Request for Proposal within 60-days of signing this Amendment.

4.	Trust System Concerns – Commitment to “fix” the Trust System

Metavante shall work with the product areas within the Trust Division to help personnel leverage current technology in support of enhancing the service delivery and operating models.

Customer agrees to receive Trust Processing Services from Metavante as further described on Exhibit G.

The Revenue consulting project will be invoiced in full as part of the June invoice and closeout of the current contract. If the allotment bucket does not contain the needed funding, the difference will be assessed against the prepaid funding account set up by the new contract.

6.	Pricing for 2004

The new contract and pricing is effective July 1, 2004, and runs through June 30, 2014.

7.	Pricing for the first six months of 2004

The discounts put in place for 2003 shall remain in place through June 30, 2004, and include re-instatement of the allocation of sixty (60) programming hours per month. This has a value of $160,500 in 2004. The re-pricing for July 1, 2003, that was delayed until January 1, 2004, will be suspended. Also, Metavante will waive the buyout for CoVest, which is estimated at $350,000. The total hard dollar benefit to Customer in the first half of 2004 is $510,500.

8.	Conversion Costs

As it relates to the cost of converting bank acquisitions by Customer, Metavante will provide:

Years 1 thru 3	75% discount
Years 4 thru 7	50% discount
Years 8 thru 10	25% discount

9.	Desk Top Browser (Operational Desktop and 3270 replacement)

An enterprise license for Metavante’s desktop browser is included in the revised pricing.

10.	Acquisition Account Volumes

The pricing based on Customer’s growth scenarios is not dependent on how that growth occurs - organic and/or acquisition account growth.

11.	Language on Additional Services

Metavante has and will provide a number of new products and services over the term of the Agreement. Metavante will provide a minimum twenty percent (20%) discount on products and services (not applicable to third party products or services sold or re-sold by Metavante). Metavante will use reasonable efforts to work with Customer to build a business case with defined value for Customer.

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12.	Openness to Third-Party Software

With Metavante’s recent and continued investments into middleware and Connectware architecture, Metavante has over sixty (60) third-party systems integrated into the Metavante systems.

13.	Optional Branch Suite Solution

As with any provider, Metavante has included the interfaces of its Branch Suite into its core banking systems. While it is nearly impossible to understand the scope and cost of integrating a third-party suite for which detailed specifications have not been provided, Metavante provides the following:

1.	If Customer elects to deploy Metavante’s TellerInsight, Metavante will provide Customer a $100,000 credit per year for the first five years of the TellerInsight deployment.

2.	If, Customer elects to use Argo as the third-party branch solution, Metavante will provide its message set ( industry standards based) to Argo and will work with them to build and test the interface. Metavante will commit 10,000 hours to this project. If Metavante’s project requirements take less than 10,000 hours, Metavante will credit Customer the equivalent (at the then current rate) of the remaining hours towards the costs that Argo would invoice related to the project. Historically the third-party vendor also commits to a portion of the work in exchange for the interface to their product. Additional hours would be made available to the project at fifty (50%) discount to Metavante’s then current date.

14.	Ability to Detach without Penalty Internet Banking and ATM Services at any Point in the Contract

Customer will have the option to remove without penalty, without notice, and without right of first refusal, Internet Banking Services (Consumer and Business) and Credit Card (consumer) at any time.

Customer will have the option to remove without penalty ATM, Credit Card (business), and Wealth Management Services after July 1, 2007.

1.	Unless the cause is to move to an in-house solution for strategic reasons, Metavante will have the right of its first refusal on the terms that would cause Customer to remove these services.

2.	Customer will be required to provide a twelve-month notice of termination of these services.

15.	Ability to use TCPIP communications protocol with Metavante for all applications

Metavante is positioned to move TCPIP communications with all applications Customer uses or are proposed to use. There are four areas that would need to be addressed to move from SNA to TCPIP protocol, each area will require Customer to upgrade some combination of equipment, emulators, and/or software. In one case an SNS backbone conversion would need to be performed.

1.	3270-type traffic would need to switch from SNA to CGS. All current emulators would need to be upgraded to work with the new protocol. The solution requires a commitment to an SNS backbone.

This solution includes changing the Broadwing backbone to an SNS backbone, eliminates the need for the current continuity fee of $1250/month, and allows for TCPIP for all 3270-type traffic. Further due diligence is required, but with what is known today the related costs are:

Cost to Customer (see note below)
One Time	$5,315.00
Monthly Ongoing	$5,000.00

Metavante understands the Broadwing contract is not due for sometime. If the desire would be to move to TCPIP before that time, Metavante would explore, with Customer, ways to lower a buyout of that contract.

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Note: The current proposal included the Broadwing backbone at $4,000/month and the disaster recovery of $150/month. This nets to the $5000/month SNS fee, which includes the backbone, disaster recovery connections, and CGS to handle TCPIP. Impact to the current pricing would be $250/month lower for this portion of the service.

2.	Metavante has multiple customers on TCPIP ATMs today. Each Customer ATM would need to have an upgrade to handle TCPIP protocol.

3.	VRU. Metavante is in the beginning of a project to communicate with Customer’s new VRU using the TCPIP protocol and Connectware TCPIP. The current Argo Connectware solution would need to be upgraded to Connectware TCPIP and all host communications that use either host connect or the old HDPs would need to be upgraded to Connectware TCPIP.

4.	BARR RJE. Metavante can do direct TCPIP with IBM printers you have installed using the RSC server that drives them and some software changes. It is unknown if the Wausau part of the solution would run with TCPIP protocol.

16.	Credit Summary

The credit is contingent on Customer hitting aggressive levels of account growth.

Year#	Date of Eligibility#	Credit Start Date	Credit End Date	Minimum Required Core Account Volume*	Annual credit amount prorated over 12 months	Cumulative Total
1**	6/30/2004	7/1/2004	6/30/2005		$0	$0
2	6/30/2005	7/1/2005	6/30/2006	671,715	$300,000	$300,000
3	6/30/2006	7/1/2006	6/30/2007	738,887	$300,000	$600,000
4	6/30/2007	7/1/2007	6/30/2008	812,775	$400,000	$1,000,000
5	6/30/2008	7/1/2008	6/30/2009	894,053	$400,000	$1,400,000
6	6/30/2009	7/1/2009	6/30/2010	983,458	$400,000	$1,800,000
7	6/30/2010	7/1/2010	6/30/2011	1,081,804	$500,000	$2,300,000
8	6/30/2011	7/1/2011	6/30/2012	1,189,984	$500,000	$2,800,000
9	6/30/2012	7/1/2012	6/30/2013	1,308,983	$600,000	$3,400,000
10	6/30/2013	7/1/2013	6/30/2014	1,439,881	$600,000	$4,000,000

#	Eligibility is determined on an annual basis, based on June billing volumes.
*	Based on total number of open/closed deposit accounts and open/paid loan notes.

Closed accounts and paid notes above 18% of total core accounts will not be used in determining eligibility of the credit.

Training and test bank accounts not included in the eligible volume.

**	no credit in year 1

Example: As of June 30, 2005, Customer has achieved 671,715 Deposit accounts and loan notes. Customer will receive monthly credits beginning July 31, 2005 and proceeding for 12 months totaling $300,000. If on June 30, 2006, Customer has reached 725,000 Deposit accounts and loan notes; Customer will receive no credits for the following 12 months.

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17.	Connectware Pricing for a complete Argo Solution or other third-party front-end

Financial Connectware Transaction Argo solution functionality present in the current releases and for new functionality added in the future.	No fee

If Customer chooses another third-party platform solution over Argo, transaction activity equal to the Metavante proposed solution of TI, BI, and ECM.	No fee

Host Connect (One Source), Transfer Connect for Appro, Shared VRU for Card Activation; New Applications (not part of an Argo solution)

0-600,000 600,001 to 1,000,000 > 1,000,000	No fee $0.005 per transaction $0.002 per transaction

18.	Co Vest Conversion Costs

The cost for the conversion of data related to the Co Vest acquisition will be waived. Non-data related items would be completed at the contract rate of $112.50 or as negotiated (Special Mortgage servicing training and support, Special tape handling and processing for conversion to BIB, extension of online availability of Co Vest files, and other similar items).

19.	Availability of XML version of Connectware

Metavante commits to deliver the product upgrade to XML at no extra license fee. Metavante is prepared to focus on this project with the commitment of Customer to work through the final design and business requirements with Metavante. The click charges are covered in section 17 of this document.

Connectware Programs

FinancialConnect (current)

•	C++

•	JAVA

•	COBOL

XMLConnect (future)

Brief Description of Connectware Services

Connectware Programs Solutions – Ability to interface real time to third party applications.

FinancialConnect (C++, JAVA, COBOL) – A real time interface to the Metavante Deposit, Loan, CIS and Cardbase Systems. Uses for FinancialConnect include Internet banking, VRU/IVR, Branch Automation, wire transfers, loan origination and return items (version 4.52).

FinancialConnect-XML-will be available at a future date.

20.	ECM Integration

As discussed, ECM and Carit are similar in functionally and there would not be a need to have both systems installed. If the decision is to use ECM, the integration in the Metavante solution is complete. The integration into the ARGO solution would be covered as part of section 13 of this document. If the decision is Carit, the integration in to Metavante Systems is also covered in Section 13.

21.	Definition and use of the “High Availability” area

Business Need / Current Situation

The focus of this project is to meet Customer’s needs for “hardening” of the processing environment. This includes the following general requirements:

•	Provide a high availability systems environment approaching 24x7 with minimal maintenance and system upgrade outage windows, and minimal impact from batch processing windows

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•	Automated co-ordination of Metavante batch processing cycle with the Customer’s account updating processes for balance and transaction information

•	Eliminate unavailability of on-line transactions due to “blackout period” for batch processing

•	Address miscellaneous anomalies or gaps in availability of information

•	Dividend information for Anchor accounts

•	Finance charge information for Northern line accounts

•	EFT/Cardbase information consistency

•	Correction to Stop Delete services

The business benefits would include:

•	High availability increases end-customer satisfaction with direct access systems such as VRU and Internet Banking

•	Ability to extend hours of customer service

•	Improved ability to service customers across time zones

Approach

The approach proposed for 2004 includes the following three efforts:

Automated coordination / synchronization of Metavante batch processing with the Customer’s account updating processes for balance and transaction information

•	Eliminate unavailability of on-line transactions due to “blackout period” for batch processing

•	Address miscellaneous anomalies or gaps in availability information

•	To be defined

Project Deliverables

Project deliverables for each of the 3 efforts will include high-level analysis and documentation of the following:

•	Initial scope document

•	Ball-park estimate(s)

•	Business requirements document and Customer sign-off

•	Refined, preliminary estimate

•	Functional and Technical design documents

•	Detailed estimate and Customer sign-off

•	Implementation/Project Plan

•	Phased implementation of solution

Project Plan and Timeline

Task Description	Timeframe	Deliverable

1. Planning - Phase I Requirements		Scope document and requirements documents

2. Planning - Phase II - Inception and Elaboration		Requirements review and sign-offs

3. Implementation - Phase I		Detailed functional and technical designs, sign-off, initial component build

4. Implementation - Phase II		Completed high availability improvements, pilot

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Project Team

A project team comprised of individuals from Metavante and Customer will be assembled for the life of the project. Throughout the project, regular team meetings will be held, as appropriate, to discuss the tasks that have been accomplished, any issues or problems, and tasks to be completed in the following period.

Metavante Executive Sponsor	Jim Dempster

TNT Executive Sponsor	Kent Belasco

Metavante Project Manager	TBD

FMB Project Team members	• Designated project lead: TBD • Technical resources on an ‘as needed’ basis

Metavante Team Members	Resources ‘as needed’: TBD •

Preliminary Requirements

•	Eliminate unavailability of on-line transactions due to “blackout period” for batch processing

•	To be jointly defined

•	Address miscellaneous anomalies or gaps in availability of information

•	To be jointly defined

22.	Commitment to include Customer in product direction, design, and delivery process for products involved with interface to online delivery systems and high performance options.

Initially, Customer has identified John Hudak as its representative to participate with Metavante. These projects and focus groups come under the sponsorships of Jim Dempster. Metavante welcomes John’s input and participation in definition of the business requirements and prioritization on delivery of the components. Ongoing, John Hudak will be included in focus groups related to this area to work with Metavante on future direction and delivery.

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EXHIBIT E

TERMINATION FEE SCHEDULE

1. Termination for Convenience. Except for situations described in Section 2, Section 3, and Section 4 below, in the event that Customer terminates this Agreement or Metavante terminates this Agreement pursuant to Section 11.2 or 11.3, Customer shall pay a Termination Fee in the amount of forty percent (40%) of the Estimated Remaining Value, not to exceed twenty million dollars ($20,000,000). The Termination Fee shall be paid prior to the Effective Date of Termination of the Agreement or Service, as applicable. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Conversion fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante’s performance of the Services under this Agreement.

2. Termination for Change in Control of Customer. In the event that Customer shall experience a Change in Control, Customer may, upon providing 180 days prior written notice to Metavante, terminate the Agreement and pay to Metavante a Termination Fee determined as follows:

Months into Contract	Equivalent months of Metavante Fees in Buyout*
0 – 36	12
37 – 60	9
61 – 84	6
85 – 108	5
109 – 120	3

*	Fees will be calculated using the average of the three previous monthly invoices and multiplying by the number of months set forth in this column. Months into Contract will be measured based on the date of execution of this Amendment.

This Termination Fee will be capped in the amount of $6,000,000. The Termination Fee shall be paid prior to the Effective Date of Termination of the Agreement or Service, as applicable. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Conversion fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante’s performance of the Services under this Agreement.

3. Termination for Change of Control of Metavante. “Change in Control” of Metavante shall be defined as a change in the ownership of more than 50% of the voting securities of Metavante to an unaffiliated Third Party. It will specifically exclude any initial public offering of Metavante. If there is a Change in Control of Metavante (as defined) during the Term of this renewal Amendment, Customer shall have the right to terminate the Agreement without payment of a termination fee, provided that Customer exercises this right in writing within one hundred eighty (180) days after written notification to it of the Change in Control; and (i) the acquirer has financial industry processing experience and has a net worth, measured prior to the acquisition of controlling interest in Metavante (“Net Worth”), of less than $375 million; or (ii) the acquirer does not have financial industry processing experience and has a Net Worth of less than $500 million; or (iii) the acquirer is either BISYS Group, Inc. or Intercept, Inc., Notwithstanding the foregoing sentence, during the first five (5) years after the date of this renewal, Customer shall have the right to terminate the Agreement by delivering written notice to Metavante, within sixty (60) days following notification of a Change in Control of Metavante, accompanied by a payment equal to the amounts payable by Customer under the Agreement for the prior twelve (12) calendar months.

4. Termination for Cause by Customer. If Customer terminates this Agreement in accordance with Section 11.2 or 11.3 of the Agreement, then Customer shall not be obligated to pay Metavante the Termination Fee.

5. Termination Fee. The Termination Fee shall be an amount equal to forty (40%) of the Estimated Remaining Value, not to exceed twenty million dollars ($20,000,000) of the terminated Services.

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6. Rebate of Termination Fee. Subject to Metavante’ rights under Section 8 below, Customer shall receive a rebate of a portion of any Termination Fee paid by Customer hereunder in the event that Customer shall enter into a new exclusive agreement with Metavante to receive the Initial Services within six (6) months following the Effective Date of Termination. Such rebate shall be determined according to the following schedule:

Number of Months Following Termination	Rebate
1	100%
2	5/6
3	4/6
4	3/6
5	2/6
6	1/6

7. Payment of Rebate. The applicable rebate of the Termination Fee shall become payable to Customer upon execution of a new exclusive agreement for Initial Services by and between Customer and Metavante within six (6) months following the Effective Date of Termination (the “New Agreement”). The terms of such New Agreement shall be as mutually agreed by the parties and nothing herein shall obligate Metavante or Customer to accept any terms or conditions, whether or not previously acceptable to either of them. The rebate may be paid to Customer by Metavante, in its sole discretion, in the form of a discount to fees payable by Customer under the New Agreement or as a credit against implementation, conversion, training, or professional services fees payable by Customer, or in such other manner as Metavante shall decide.

8. Revocation. Customer’s right to receive the rebate of the Termination Fee as provided under Section 6 of this Schedule may not be cancelled or revoked except by a written instrument that is (a) signed by Metavante expressly revoking Customer’s right to receive such rebate; and (b) delivered to Customer by Metavante within thirty (30) days following the date of termination of this Agreement.

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EXHIBIT F

Master Service Level Schedule

I.	GENERAL

A.	Introduction

This Schedule identifies Service Levels for the Services obtained by Customer from Metavante. These Service Levels are set forth in Exhibit A hereto.

B.	Reporting. Metavante shall provide reports of its performance against the Service Levels on a monthly basis.

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EXHIBIT F-1

In this Exhibit F-1, “Processing Day” shall mean any Monday – Saturday which is not declared a holiday by the Federal Reserve Board of Chicago.

A.	On-line Systems Availability

The applications subject to this Critical Service Level are the Deposit System, the Loan System, General Ledger, and CIS.

1.	Core Services

Each of the Deposit System, Loan System, General Ledger, and CIS (the “Core Services”) shall be deemed “Available” for purposes of this Critical Services Level if it is able to be used by Customer’s end users in accordance with its intended functionality, with all required database files and tables being accessible with current data (or previous Processing Day’s data outside scheduled hours of availability, as defined below).

a.	The Critical Service Level for On-Line Systems Availability is stated in terms of the percentage of the monthly Scheduled Hours of Availability that the application actually is Available: “Scheduled Hours of Availability” shall mean, for each “Processing Day”, 7:00 a.m. to 10 p.m. CST/ CDT. Scheduled hours of Availability shall exclude scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens, etc.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”). These activities may result in downtime during the Maintenance Window. In cases where other planned outages are necessary, Metavante shall provide notice of any such planned outage using Metavante’s InfoSource notification system prior to the planned outage specifying the duration of the planned outage. Metavante shall use commercially reasonable efforts to effect planned outages during the Maintenance Window.

b.	The Service Level for On-line System Availability for the Core Services is ninety-nine percent (99%).

B.	Critical Batch Report Delivery

1.	Batch Processing. This Critical Service Level measures the availability of Critical Operations Reports print files and report feeds, excluding eBanking. “Critical Operations Reports” are defined as standard Loan System (R6000-R7530) and Deposit System (R1000-2640 and R-2699-R4998) Reports excluding Informatter. Metavante will initiate batch processing and have critical operations reports available for transmission to Customer or available for print at an Metavante center within five (5) hours on all processing days in a calendar month [fifteen (15) hours at year-end] starting at the later of: (a) the on-line access being disabled; or (b) Metavante receives all input date from Customer (the “Scheduled Delivery Times”). (Metavante’s obligation under this Service Level is subject to Customer meeting its data input commitment.) Metavante must receive all input data from Customer by 1:00 a.m. CST/CDT.

2.	The Service Level for Critical Batch Report Delivery shall be: Not more than two (2) Processing Days per calendar month where the Critical Operation Reports are not available by the Scheduled Delivery Time. A “miss” by Metavante is a failure to achieve this on any Processing Day.

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C.	Network Availability

“Core Network infrastructure” shall mean Metavante network devices that bring customer traffic into the Metavante building to destined application servers.

Core Network infrastructure at Metavante will be available at least 99.9% of the time each calendar month. Availability is defined as the network infrastructure at the Metavante Data Centers. Monthly availability is calculated for 24 X 7 X the number of days in the month less scheduled hours of maintenance.

Scheduled Maintenance. Scheduled hours of Availability shall exclude scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens, etc.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”).

D.	Business Intelligence Center/Data Warehouse Definitions:

“Business Intelligence Center” shall mean the information support system implemented by Metavante to access key business information contained in the Metavante Dimensional Data Warehouse. The tools included in the Business Intelligence Center offering are designed to support both casual and power customer users. The software for the Business Intelligence Center offering will reside on equipment located at both the Customer and Metavante facilities and operated by the Customer’s employees.

“Data Warehouse” shall mean the Metavante Dimensional Data Warehouse.

1. Data Warehouse: This availability refers to the time frames that the Business intelligence Center or Information Desktop can be used to access the Data Warehouse. The Business Intelligence Center or Information Desktop will be able to access the Data Warehouse during the following time frames:

Monday – Friday	6:30 a.m. to	10 p.m.
Saturday	6:30 a.m. to	6 p.m.
Sunday	not available

Availability times are specific to an institution’s time zone.

2. AVAILABILITY OF PRIOR-DAY DATA WAREHOUSE UPDATES:

Availability of prior-day data updates refers to the time frames for when Customer’s latest Integrated Banking System application data is available in the data warehouse. Due to varying account volumes and month-end processing being three times that of a normal day’s processing, two Service Levels will apply as follows:

Normal processing day – Availability of prior day data warehouse updates.

6:30 am CT for general ledger – 90% service level

8:00 am CT for all other applications excluding Consumer Internet Banking and Account Analysis – 100% service level

Month-end processing day service levels for previous month’s data

6:30 am CT for general ledger – 90% service level

8:00 am CT for all other applications excluding Consumer Internet Banking and Account Analysis – 90% service level

12:00 pm for all other applications excluding Consumer Internet Banking and Account Analysis – 100% service level

During the 12-month transition period from warehouse to BIC, Metavante will strive to meet the requested availability of the BIC databases for both daily and month-end processing by the times previously noted.

At the end of the 12-month period Metavante and Customer will evaluate the service level progress. If Metavante has met the levels requested, the service level language will be re-evaluated to mutually agree on the language. If Metavante has not attained the availability as noted, Metavante will extend the parallel processing of Warehouse for an additional 12-month period at no fee to Customer.

If the service level language is not finalized after the initial 12-month period, it will be re-evaluated/finalized after the 12-month extension.

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Metavante will not be deemed to have failed to achieve the service level, if Customer fails to release to post by 11:00 PM CT each night and end-of-month.

Note: This excludes Customer Internet Banking and Account Analysis due to re-analysis processing.

Normal Processing Day

On normal processing days, only the Data Warehouse daily tables are updated. If processing has been completed prior to the performance standard listed above, data will be accessible and will reflect the updates from the previous day. If processing is still occurring upon the Business Intelligence Center availability, the updates will not be available until loading is complete. If processing has not yet started the performance standard listed above, the data in the Data Warehouse daily tables will remain the same as the prior day until loading begins for the most recent updates. During the loading process, the Data Warehouse daily tables will not be available.

Month-End Processing Day

At month-end, daily and monthly tables of the Data Warehouse are updated. Similar to Normal Processing Days, if the month-end updates are not started prior to the performance standard listed above in L1, the prior day’s data will be available until loading begins. Once loading of month-end updates begins, data will not be available until the load is complete.

E.	On-line Response Time

Metavante will process transactions in an average of 2.5 seconds for teller transactions and in an average of 3.5 seconds for CRT transactions as measured over a calendar month, from the time the transaction is sent by the Customer’s point of demarcation to the time the processed data is returned to the Customer’s point of demarcation. For CGS (centralized gateway) clients, this is measured from the time the transaction is received at Metavante’s consolidated Gateway System (CGS) in Brown Deer, Wisconsin to the time the processed data is returned to the CGS (“Average Response Time”). Should Metavante not be able to perform in accordance with the Service Level because Customer failed to acquire network or equipment recommended by Metavante, or such additional network or equipment as may be reasonably necessary based on the circumstances, Metavante shall notify Customer in writing and Customer shall either acquire such network and/or equipment or accept the response time that is achieved.

F.	Electronic Funds Delivery

1.	System Availability

Calculation for Monthly Availability:

1 - (OM/MA-SA)

Brackets include both the numerator and denominator.

OM = Outage Minutes.

MA = Number of minutes available in the month.

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SA = Scheduled Maintenance.

Scheduled hours of Availability shall exclude scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens, etc.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”). Further excluded is emergency maintenance where Customer has been notified within 48 hours and maintenance to occur between 12 a.m. and 6:00 a.m. CST/CDT.

Scheduled Maintenance for CMSE Cardbase Open Systems:

1. Maintenance performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”).

2. Wednesday mornings around 4:30 – 5:30 a.m. lasting less than one hour.

3. Server maintenance may occur Monday mornings between 00:00 and 04:00.

Standard: Average Monthly Availability

99.7% for Tandem Base 24

99.5% for Cardbase Management System Authorization (equates to 7.2 mm/day or 213.6 minutes/ month)

Measurement/Reporting Requirement: Metavante to provide status reports reflecting statistics.

2.	Report Availability

Report files must be available for delivery to Client by 3:00 a.m. CST/CDT. Report files for Metavante generated reports, Settlement Manager, Card Management Systems reports. Network generated reports are excluded from this standard.

Standard: by 3:00 a.m. CST/CDT, Metavante allowed 1 miss per month <60 minutes after standard. Credits will not apply unless critical reports cannot be delivered in alternative format.

Measurement/reporting Requirement: Metavante to provide status reports reflecting statistics.

G.	E-Banking Services

1.	“Availability” is defined as the time when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry, minus the scheduled down time utilized for system maintenance. Availability is measured on a system wide average during the “Availability Period” for a calendar month, which excludes any periods when the e-Banking application is not Available due to scheduled or unplanned emergency maintenance. Metavante shall measure the Availability of the e-Banking services by computing the cumulative number of minutes that the applicable system is actually Available during the Availability Period, divided by the total number of minutes during the Availability Period. This standard is expressed as a percentage of time the system is available for access.

2.	The Service Level for e-Banking applications is ninety-eight percent (98%) Availability during each Availability Period, provided that Metavante is not responsible for lack of Availability to end users due to failure of Internet service providers, failure in communications (communications lines), a security breach not resulting from Metavante’s negligence or misconduct, or failure of the end user’s hardware or software.

3.	Metavante shall make access to the System available twenty-four hours a day, seven days a week less scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”).

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H.	Wealth Management Technology Services

1.	Metavante will initiate batch processing and have bank operations reports available for transmission to Customer or make the processed item and reports within six (6) hours (fifteen (15) hours at year end) after receiving all input data from Customer, and with such performance being missed not more than two (2) Processing Days per calendar month.

2.	Metavante’s on-line computing facilities shall be available for the processing of customer’s on-line transactions at a minimum of ninety-five percent (95%) of the time during Scheduled Hours of Availability, as prescribed by Customer, measured over a calendar month at the point of departure from Metavante’s communications controller.

3.	Metavante will process CRT synchronous transactions in an average of 2.5 seconds as measured over a calendar month using IBM System Monitoring Facility (SMF) or similar product. Should Metavante not be able to achieve this objective, Metavante may recommend network or equipment upgrades over which Customer has control and Customer shall be responsible for making such changes or accepting the response time that it achieved.

Scheduled Maintenance. Scheduled Hours of Availability shall execute scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens, etc.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT.

I.	Enterprise Contact Management

Metavante shall make access to the System available 7:00 a.m. to 10:00 p.m. CST/CSD. Scheduled hours of Availability (the same hours as the core online systems) shall exclude scheduled outages for which Metavante needs to perform, regular technical maintenance (e.g., NCP maintenance, CPU IPLs, DASD installs, IMS gens, etc.) This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. for West Coast locations, or between 1:00 a.m. and 6:00 a.m. for some East Coast locations (the “Maintenance Window”).

Additionally, scheduled maintenance occurs Sundays between 7:00 p.m. and midnight CST/CDT for this System. System availability is defined as the time when the network, core systems, database, and other elements under direct Metavante control are available and responsive. Availability shall mean that, within the production environment, the application is operating properly and available at not less than a minimum of ninety-nine percent (99%) during a calendar month.

J.	Electronic Presentment and Bill Payment Services

I.	Consumer Services Provider (CSP Services)

1.	Call Center (Tier One Only)

85% of inbound calls received each month shall be answered within 30 seconds, based on a system wide average. If misdirected calls are 3% or more of Customer’s total monthly volume routed to the Metavante call center, the foregoing standards do not apply and a $10 fee will be charged for each misdirected call.

The monthly average abandoned call rate shall not exceed five percent (5%) of all incoming calls (does not include calls answered by an automated response unit), based on a system wide average.

Metavante will respond to e-mail inquires as follows: 95% within 2 business days, 100% within 5 business days (measured monthly, based on a system wide average).

2.	Claim Inquiry Processing (measured monthly, based on a system wide average)

Standard Research Inquiries. End User initiated research may be handled within three (3) Business Days, 90% of the time, after the initial contact to Metavante Customer Service by the End User.

Escalated service cut-off inquiries, mortgage payments and insurance payments will be initiated within one (1) business day after the initial consumer contact 90% of the time.

Pending status inquiries will be tracked by or on the next action date and follow up will continue until the problem is resolved. The follow-up with End Users and payees will occur on the date of next follow-up 80% of the time.

3.	Processing. CSP Brands: payments entered into the system by 3:00 p.m., CST/CDT will be processed in that day’s processing cycle. Any payments entered after the cutoff time will be processed in the next available cycle.

© 2003, Metavante Corporation	30